GRANUM SERIES TRUST

AMENDMENT TO THE FULFILLMENT SERVICING AGREEMENT

THIS AMENDMENT dated as of May 31, 2002 to the Fulfillment Servicing Agreement dated February 13, 1997, by and between Granum Series Trust, a Delaware business trust and U.S. Bancorp Fund Services, LLC (formerly Firstar Mutual Fund Services, LLC, formerly Firstar Trust Company), a Wisconsin limited liability company (“USBFS”), shall be as follows:

The paragraph entitled “Compensation” shall be removed in its entirety and replaced with the following:

Compensation
Granum Securities, LLC agrees to compensate USBFS for the services performed under this agreement in accordance with the attached Schedule B and agrees to pay all invoices within ten days of receipt.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

GRANUM SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jonas Siegel Jonas Siegel	By: /s/ Dana L. Armour Dana L. Armour

GRANUM SECURITIES, LLC

By: /s/ Jonas Siegel Jonas Siegel